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Consent of Independent Registered Public Accounting Firm

The Board of Directors of YM Biosciences Inc.

We consent to the use of our audit report dated September 23, 2010 on the consolidated balance sheets of YM Biosciences Inc. (the “Company”) as at June 30, 2010 and 2009, and the consolidated statements of operations and comprehensive loss and deficit, and cash flows for each of the years in the three-year period ended June 30, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-10.

Our audit report dated September 23, 2010, contains an explanatory paragraph that effective July 1, 2008 the Company, adopted The Canadian Institute of Chartered Accountants’ Handbook Section 1400, General Standards on Financial Statement Presentation.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
July 14, 2011

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